# AGREEMENT FOR SALE OF GOODS

Agreement made and entered into this 10-20-13 , by and between NINGBO HOUNUO PLASTIC CO., LTD of NO.4 Workshop, G zone, Lianhe area, Xiaogang Development Zone, Ningbo City, Zhejiang provice, China, herein referred to as "Seller", and Adaiah Distribution Inc , of 941 Meadow View Drive, Gardnerville,NV 89460, herein referred to as "Buyer".

Seller hereby agrees to transfer and deliver to buyer, the following goods: different types of pillows per seller description and availability.

Buyer agrees to accept the goods and pay for them in accordance with the terms of the contract.

Buyer and Seller agree that identification shall not be deemed to have been made until both parties have agreed that the goods in question are to be appropriated and fulfill the requirements of performance of said contract with the buyer.

Buyer agrees to pay for the goods before they are delivered.

Goods shall be deemed received by buyer when delivered to address of buyer as herein described.

Until goods are loaded on boad, all risk of loss from any casualty to said goods shall be on seller.

Seller warrants that the goods are now free from any security interest or other lien or encumbrance, that they shall be free from same at the time of delivery, and that he neither knows nor has reason to know of any outstanding title or claim of title hostile to his rights in the goods.

Buyer has the right to examine the goods on arrival and has 15 days to notify seller of any claim for damages on account of the condition, grade or quality of the goods. That said notice must specifically set forth the basis of his claim, and that his failure to either notice seller within the stipulated period of time or to set forth specifically the basis of his claim will constitute irrevocable acceptance of the goods.

This agreement has been executed in duplicate, whereby both buyer and seller have retained one copy each.

Gabrielle

[Signatures]